Patent License Agreement

THIS AGREEMENT (hereinafter referred to as the "Agreement") is made by and between Pharma GP ApS (hereinafter referred to as "Licensor"), a corporation with principal offices at Fabriksvej 48, 4700 Næstved, Denmark, and Vilacto Bio Inc, a limited company with principal offices at The Seagram Building, 375 Park Avenue
Suite 2607, New York City NY 10152 U.S.A., (hereinafter referred to as "Licensee").

Background

WHEREAS, Licensor is the owner of all right, title, and interest in United States Patent No. US 8,637,075 (which is hereinafter referred to as the "Licensed Patent");

WHEREAS, Licensor is in the business of manufacturing and selling cosmetic products and ingredients and desires to market and sell such cosmetic products and ingredients in the US;

WHEREAS Licensee desires to obtain an exclusive license to sell Licensor’s products covered by the Licensed Patent in the US;

WHEREAS, Licensor and Licensee desire to enter into a license agreement covering the Licensed Patent; and

WHEREAS, Licensor has the right to grant an exclusive license to Licensee under the Licensed Patent and is willing to do so on the terms and conditions stipulated in this Agreement.

The parties agree as follows:

1. DEFINITIONS

1.1 Licensed Patent. "Licensed Patent" as used in this Agreement shall mean any claim derived from United States Patent No. US 8,637,075, or from any patent issued in the future from any reissue, reexamination, divisional, continuation, and/or continuation-in-part of the Licensed Patents in the US.

1.2 Territory. "Territory" as used in this Agreement shall mean the United States and its territories and possessions.

1.3 Effective Date. "Effective Date" shall mean the date of the signature of the last Party to sign this Agreement.

1.4 Term. "Term" as used in this Agreement shall mean the period beginning on the Effective Date and ending with the expiration of the Licensed Patent or the termination of this Agreement in accordance with the terms of this Agreement, whichever occurs first. This Agreement shall, if not terminated sooner, terminate at the end of the Term.

1.5 Licensed Product. "Licensed Product" as used in this Agreement shall mean certain cosmetic products or ingredients utilizing the Licensed Patent and manufactured by Licensor and supplied to the Licensee.

1.5 Sublicense. “Sublicense” shall mean the present, future or contingent transfer by Licensee to a third party (“Sublicensee”) of any license, right, or option under the License Grant to the Licensed Patent.

1.7 Confidential Information. “Confidential Information” means (i) all information, documentation or other materials relating to Licensor’s Business or to the manufacture and sale of the Licensed Products that Licensee receives from Licensor such as business strategy information, product recipes, samples, test results, price calculations, customer information, correspondence with authorities concerning approvals etc. whether of a technical or commercial nature, whether marked as confidential or not, and irrespective of use of media, and including information presented orally; and (ii) all information, documentation or other materials that Licensor receives from Licensee, which is marked or indicated as confidential by Licensee. Not withstanding the foregoing the following shall be excluded from the definition of Confidential Information: Information that:

(i) at the time of receipt by the receiving party was independently known or developed by the receiving party, or subsequently becomes independently known to the receiving party, and can be so documented by written records; or

(ii) has become generally known to the public or otherwise publicly available through no fault of receiving party; or

(iii) has been made available to receiving party by a third party having the lawful right to do so without breaching any obligation of nonuse or confidentiality to disclosing party; or

(iv) the receiving party is obligated to disclose in order to comply with applicable laws or regulations, or with a court or administrative order, provided that the receiving party (a) promptly notifies the disclosing party, and (b)

cooperates reasonably with the disclosing party’s efforts to contest or limit the scope of such disclosure.

2. LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement and the due performance by Licensee of Licensee's obligations under this Agreement and in reliance on Licensee's representations and warranties set forth in this Agreement, Licensor hereby grants to Licensee an exclusive license under the Licensed Patent for the Term in the Territory to import, offer to sell, and sell Licensed Product.

2.2 Basis. The foregoing license is granted solely under the Licensed Patent. No license under any other patents or intellectual property of Licensor is granted, either expressly or by implication.

3. PAYMENTS

3.1 Royalty.

3.1.1 Royalty Payment. For the rights granted in this Agreement, and subject to Paragraphs 3.2 and 3.3 herein below, Licensee shall pay Licensor a royalty of eight percent (8%) of Licensee's selling prices (irrespective of any taxes, custom duties, costs of insurance, transportation costs or other costs) for all Licensed Product sold by Licensee in the Territory (if in excess of the agreed minimum royalty), or pay the agreed minimum royalty of USD 10.000 per month. A running royalty as to a unit of Licensed Product sold shall accrue on the day the unit is shipped or invoiced to a Licensee customer, whichever occur first.

3.1.2 Termination of Royalty on Invalidity or Unenforceability. The royalty payments shall terminate if all of the claims of the Licensed Patents are held invalid or unenforceable. A claim of the Licensed Patent shall be deemed invalid or unenforceable under this Agreement if a court or tribunal of competent jurisdiction makes such a determination, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review.

3.1.3 Sublicense Payments. The payments to Licensor in case of Sublicenses should not be less than the royalty payment agreed under Article 3.1.1. The parties will discuss and agree on the further terms of the Sublicense in accordance with Article 9.2.

3.1.4 U.S. Taxes. Licensee will pay all U.S. taxes related to royalty payments. These tax payments are not deductible from any payments due to Licensor.

3.2 Payment. All royalty payments to Licensor shall be made quarterly by Licensee, with quarters being defined as January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31. Payment of royalties shall be made to Licensor not later than the thirtieth (30th) day (the "Due Date") after the end of the period to which the payment relates.

2

3.3 Accounting Statements. Licensee shall provide Licensor with a statement of royalties due to Licensor under this Agreement quarterly on or before the Due Date, setting forth the amount due to Licensor for the period and, in reasonable detail, the factual basis for calculating the amount.

3.4 Interest and double royalty. Interest shall accrue on all payments made more than ten (10) days after they are due at the rate of twelve percent (12%) per annum, compounded daily, from the due date until paid. In case of Licensee’s breach of the duty to pay royalty, which is unremedied for a period of thirty (30) days after the Due Date, Licensor is entitled to payment of double royalty (two times the overdue royalty amount) accruing on the expiration of the 30th day after the Due Date.

3.6 Books and Records and Audit. Licensee shall keep full, complete, and accurate books of account and records covering all transactions relating to this Agreement. Licensee shall preserve such books and records for a period of five (5) years after the Due Date to which the material relates. Acceptance by Licensor of an accounting statement or payment hereunder will not preclude Licensor from challenging or questioning the accuracy thereof. During the Term and for a period of one (1) year thereafter, Licensor may, upon reasonable notice in writing to Licensee, cause an independent audit to be made of the books and records of Licensee in order to verify the statements rendered under this Agreement, and prompt adjustment shall be made by the proper party to compensate for any errors disclosed by the audit. The audit shall be conducted only by an independent accountant during regular business hours and in a reasonable manner so as not to interfere with normal business activities. Audits shall be made hereunder no more frequently than annually. Before any audit may be conducted, the auditor must represent that the auditor's fee will in no manner be determined by the results of the audit and must agree to maintain the confidentiality of all confidential material to which the auditor is given access. Licensor will bear all expenses and fees of the audit, but if the audit reveals an underpayment for any quarter of more than five percent (5%), Licensee shall pay all such expenses and fees.

4. INDEMNIFICATION

4.1 Licensee Indemnification. Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensor, its directors, officers, employees, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or out of any loss or damage to property, resulting from Licensee’s advertisement, offer for sale or sale, of Licensed Products in the Territory or resulting from Licensee’s exercise of right granted under this Agreement, or Licensee’s breach of any obligation under this Agreement.

4.2 Licensor Indemnification. Licensor shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensee, its directors, officers, employees, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of any breach of any representation, warranty, or covenant expressly made by Licensor in this Agreement.

5. TERMINATION

5.1 Termination by Licensor. In addition to all other remedies Licensor may have, Licensor may terminate this Agreement and the licenses granted in this Agreement in the event that:

(a) Licensee defaults in its payment to Licensor and such default continues unremedied for a period of thirty (30) days after the Due Date;

(b) Licensee fails to perform any material obligation, warranty, duty, or responsibility or is in default with respect to any term or condition undertaken by Licensee under this Agreement, and such failure or default continues unremedied for a period of thirty (30) days after written notice thereof to Licensee by Licensor;

(c) Licensee is liquidated or dissolved;

(d) Any assignment is made of Licensee's business for the benefit of creditors;

(e) Licensee liquidates a substantial portion of its business or engages in a distress sale of substantially all of its assets;

(f) A receiver, or similar officer, is appointed to take charge of a substantial part of Licensee's assets;

(g) Licensee is unable to pay its debts as they mature; or

(h) Any petition in bankruptcy is filed by or against Licensee that remains undischarged for sixty (60) days.

3

5.2 Effect of Termination. After the termination of this Agreement, Licensee shall have no rights under the Licensed Patent. Any termination of this Agreement shall not impact Licensor’s ownership interest, if any, in Licensee. In addition to termination, in the event of a material breach by Licensee, Licensor may pursue any rights and remedies available to it by law. No termination of this Agreement for any reason shall relieve or discharge either Licensor or Licensee from any duty, obligation, or liability that was already accrued as of the date of the termination (including, without limitation, the obligation to indemnify or to pay any amounts owing as of the date of termination). Effective on the date of termination Licensee hereby assigns to Licensor each Sublicense that is in effect on the date of termination, including the right to receive all income from Sublicensees.

5.3 Force majeure. This Agreement shall not be terminated for any breach that is the result of (i) an act of God such as fire, storm, flood, earthquake, (ii) acts or omissions of any government or agency thereof, (iii) compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof; or (iv) acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage or invasion.

6. REPRESENTATIONS AND WARRANTIES OF LICENSOR

6.1 Right to Grant License. Licensor represents and warrants that Licensor has the right and authority to grant the licenses granted to Licensee in this Agreement and that this Agreement and the licenses granted in this Agreement do not and will not conflict with the terms of any agreement to which Licensor is a party

6.2 Disclaimers. Except as otherwise expressly set forth in this Agreement, Licensor, its directors, officers, employees, and agents make no representations and extend no warranties of any kind, either express or implied. In particular, and without limitation, nothing in this Agreement shall be construed as:

(a) a warranty or representation by Licensor as to the validity, enforceability or scope of the Licensed Patent;

(b) a warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c) an obligation on the part of Licensor to bring or prosecute actions against third parties for infringement of the Licensed Patent or other proprietary rights;

(d) an obligation on the part of Licensor to furnish any manufacturing or technical information;

(e) the granting by implication, estoppel, or otherwise of any licenses or rights under patents other than the express License Grant to the Licensed Patent under Article 2.1 of this Agreement; or

(f) the assumption by Licensor of any responsibilities whatever with respect to use, sale, or other disposition by Licensee or its vendees or transferees of Licensed Products.

4

6.3 Limitation of Liability. In no event shall Licensor, its directors, officers, employees, or affiliates be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether Licensor shall be advised, shall have other reason to know, or in fact shall know of the possibility.

7. REPRESENTATIONS AND WARRANTIES OF LICENSEE

Licensee represents and warrants that Licensee has the right and authority to enter into this Agreement and that this Agreement and the exercise of the licenses granted hereunder do not and will not conflict with the terms of any agreement to which Licensee is a party. Licensee represents and warrants that Licensee will not export or reexport the Licensed Products, neither directly nor indirectly, to any country, individual or entity without prior written agreement with Licensor.

8. RELATIONSHIP OF THE PARTIES

Nothing in this Agreement will be construed to constitute the parties as partners or joint ventures or constitute either party as agent of the other, nor will any similar relationship be deemed to exist between them. Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall become liable by reason of any representation, act, or omission of the other contrary to the provisions of this paragraph. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party, whether referred to in this Agreement or not.

9. ASSIGNMENT AND SUBLICENSE

9.1 Assignment. This Agreement, and any rights or obligations hereunder, may be assigned by Licensor as an assignment of the entire Agreement (all rights and obligations) together with an assignment of the proprietary rights in the Licensed Patent to the same third party, including in connection with mergers or similar transactions. This Agreement, and any rights or obligations hereunder, will not be assigned, transferred or delegated in whole or in part by Licensee, without Licensor’s express written approval, such approval not to be unreasonably withheld in cases where the Licensee wants to assign the entire Agreement (all rights and obligations) to a qualified third party, or in connection with merger of the Licensee or a sale of all or substantially all of Licensee’s assets. Any purported transfer, assignment, or delegation in violation of the foregoing shall be void and without effect, and this Agreement shall thereupon become terminable without further notice by Licensor.

9.2 Sublicense. Licensee has the right to grant non-exclusive Sublicenses to third parties during the Term, in the Territory, provided (i) that the Sublicense is in accordance with the terms of this Agreement; (ii) that the Sublicense is not granted on terms less favorable to the Licensor, including with respect to payment of royalty and audit rights, than Licensor’s rights under this Agreement, (iii) that the Licensee assumes responsibility for the Sublicensee in the sense that any act or omission of a Sublicensee that would constitute a breach of this Agreement if performed by Licensee will be deemed a breach by Licensee of this Agreement for which the Licensee will be liable, and (iv) that Licensor approves the Sublicense and the terms of it, which approval will not be unreasonably withheld by Licensor. Licensee must enforce all Sublicenses at its cost and shall be responsible for the acts and omissions of the Sublicensees.

9.3 Binding on Successors etc. This Agreement will inure to the benefit of and be binding upon the parties, their, successors, affiliates and assigns.

9.4. Pledge. Licensee shall not pledge its rights under this Agreement for any reason, including as security to obtain financing, without the prior written approval of Licensor. The parties agree that any such pledge by Licensee without such approval by Licensor shall be an automatic, material and incurable breach of this Agreement resulting in termination of the Agreement effective as of the attempt by Licensee to make such pledge.

5

10. CONFIDENTIALITY.

Beginning on the Effective Date of this Agreement and continuing throughout the Term and thereafter for a period of five (5) years, neither party will at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any third party any Confidential Information of the other party. The receiving party will utilize reasonable procedures to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees and agents on a “need-to-know” basis. Licensee is authorized to release Confidential Information to potential Sublicensees for the purpose of negotiating and granting a Sublicense, provided that Licensee takes reasonable precautions to safeguard such Confidential Information.

11. PROSECUTION AND PROTECTION OF PATENTS

11.1. Maintenance of Licensed Patent. During the Term of this Agreement Licensor will be responsible for maintaining and paying annuity/maintenance fee for the Licensed Patent. Licensee shall reimburse Licensor for all verifiable costs and fees related to the maintenance and annuity fees for Licensed Patents. Licensee shall reimburse Licensor within thirty (30) days of submission of the proof of costs incurred by Licensor. In accordance with Article 5.1 (a), in addition to any other remedies available to Licensor, failure by Licensee to reimburse Licensor for said costs may result in Licensor’s termination of this Agreement.

11.2 Infringements of Licensed Patent.

11.2.1 Notification. Licensee will promptly notify Licensor if he believes a third party infringes the Licensed Patent.

11.2.2. Licensor’s first right to sue. Licensor has the first right to institute suit against a third party infringer of the Licensed Patent. If Licensor decides to institute suit, Licensor will notify Licensee in writing. If Licensee does not notify Licensee in writing that it desires to jointly prosecute the suit within 15 days after the date of the receipt of the notice from Licensor, Licensee will assign and hereby does assign to Licensor all rights, causes of action, and damages resulting from the alleged infringement. Licensor will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

11.2.3. Licensee’s access to join the suit. If Licensee timely notifies Licensor that Licensee wants to jointly prosecute the suit, or if at any time the parties agree to institute suit jointly, they will (a) prosecute the suit in both their names; (b) bear the out-of-pocket costs equally; (c) share any amount of recovery or settlement equally, and (d) agree how they will exercise control over the action.

11.2.4. Licensee’s secondary right to sue. If Licensor decides not to institute suit, Licensee shall have the right to institute and prosecute a suit so long as Licensee (a) diligently pursues the suit and bears the entire costs and risks of the litigation, including expenses and counsel fees incurred by Licensee and by Licensor in consequence of the suit and any costs or other amounts awarded to the third party defendant (b) keeps Licensor reasonably apprised of all developments in the suit, and seeks Licensor’s input or approval on any substantive submission or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patent. Licensee will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Licensor’s interests, including Licensor’s interests in the Licensed Patent, without Licensor’s prior written consent. Licensor may be named as a part only if (a) Licensee’s and Licensor’s respective counsels both recommend that such action is necessary in their reasonable opinion to achieve standing; (b) Licensor is not the first named party in the action; and (c) the pleadings and any public statements about the action state that Licensee is pursuing the action and that Licensee has the right to join Licensor as a party. If Licensee sues under this section then any recovery in excess of any unrecovered litigation costs and fees will be shared with Licensor as follows: (a) any payment for past or future sales will be deemed included in Licensee’s selling prices for Licensed Products sold by Licensee in the Territory, and Licensee will pay Licensor royalties at the rates specified in Article 3.1.1; and (b) Licensee and Licensor will negotiate in good faith appropriate compensation to Licensor for any non-cash settlement or license.

6

11.2.5. Abandonment of suit. If Licensor, or both parties jointly, commences a suit and Licensor wants to abandon the suit, it will give timely notice to the Licensee. The Licensee may overtake or continue prosecution of the suit after Licensor and Licensee agree on the sharing of expenses and any recovery in the suit. If Licensee, or both parties jointly, commences a suit and Licensee wants to abandon the suit, it will give timely notice to the Licensor. The Licensor may overtake or continue prosecution of the suit without any restriction and even in cases where the Licensor and Licensee fail to agree on the sharing of expenses and any recovery in the suit.

12. IMPORTATION AND SALE OF LICENSED PRODUCTS IN THE TERRITORY

Licensee shall bear all responsibility and liability to ensure that the Licensed Products may be legally imported to, offered for sale in, and sold in the Territory, including that Licensee shall be responsible to secure any required approval or marking of the Licensed Products in the Territory, as well as payment of any tax or fee relating to such approval or importation of the Licensed Products in the Territory.

13. GOVERNING LAW AND VENUE

13.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of Denmark.

13.2. The parties agree that any disputes concerning the validity, existence, application, effect or interpretation of this Agreement shall to the widest extent allowed by the Danish Administration of Justice Act be submitted before the Maritime and Commercial Court in Copenhagen and otherwise to the Copenhagen City Court or the Eastern High Court.

14. LIMITATIONS OF RIGHTS AND AUTHORITY

14.1 Limitation of Rights. No right or title whatsoever in the Licensed Patents is granted by Licensor to Licensee, or shall be taken or assumed by Licensee, except as is specifically set forth in this Agreement.

14.2 Limitation of Authority. Neither party shall, in any respect whatsoever, be taken to be the agent or representative of the other party, and neither party shall have any authority to assume any obligation for the other party, or to commit the other party in any way.

15. MISCELLANEOUS

15.1 Computation of Time. The time in which any act provided in this Agreement is to be done shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or legal holiday, and then it shall also be excluded.

15.2 Notices. All notices given in connection with this Agreement shall be in writing and shall be deemed given upon delivery to the addressee.

7

15.3 Survival. The provisions of this Agreement relating to payment obligations, confidentiality, indemnification, remedies, and arbitration shall survive the expiration or termination of this Agreement.

15.4 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, or void then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable, or void. If the remainder of this Agreement is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

15.5 Waiver and Modification. No modification of any of the terms of this Agreement will be valid unless in writing and signed by both parties. No waiver by either party of a breach of this Agreement will be deemed a waiver by such party of any subsequent breach.

15.6 Headings. The headings in this Agreement are for reference only and shall not in any way control the meaning or interpretation of this Agreement.

15.7 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or its attorney drafted the provision.

15.8 Remedies. Except as expressly provided herein, all specific remedies provided for in this Agreement are cumulative and are not exclusive of one another or of any other remedies available in law or equity.

15.9 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties relating to the Licensed Patent, which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to the subject of this Agreement.

15.10 Counterparts. This Agreement may be executed in counter-parts, which taken together shall constitute one document.

The Parties agree to the terms of this Agreement above and have executed this Agreement by their duly authorized representatives.

For and on behalf of [Licensor] Pharma GP ApS By: /s/ Gert Andersen Name: Gert Andersen Title: CEO Date: April 4, 2017	For and on behalf of [Licensee] Vilacto Bio Inc By: /s/ Gert Andersen Name: Gert Andersen Title: CEO Date: April 4, 2017

8